Exhibit 10(z)

May 18, 2018

Denise M. Morrison
XXXXXXXXXXXXXX
XXXXXXXXXXXXXX

Re:    Retirement Agreement and General Release
Dear Denise:
The purpose of this letter is to confirm the terms regarding your retirement and termination from employment with Campbell Soup Company (the “Company”). As set forth more fully below, we offer to you the following Retirement Agreement, which includes a General Release (the “Agreement”).

The terms and conditions set forth in Paragraph 1 below will apply regardless of whether you decide to sign this Agreement. However, you will not be eligible to receive the payments and other benefits (“Severance Benefits”) described in Paragraph 2 below unless you sign and do not revoke this Agreement. (Please see Paragraph 17 below for what it means to revoke this Agreement.)
You are encouraged to read this Agreement carefully and make certain that you understand and agree with it before you sign it. You may consider for twenty-one (21) days whether you wish to sign this Agreement. You are encouraged to review this Agreement with your attorney.
1.General Terms of Termination. As noted above, whether or not you sign this Agreement:

(a)Your employment with the Company will terminate on May 18, 2018 (the “Retirement Date”). Effective on the Retirement Date, you shall resign from your position as President and Chief Executive Officer and as a member of the Board of Directors of the Company, and all other positions and directorships you hold with the Company and its affiliates.

(b)You will receive a lump sum payment for your accrued but unused paid-time off, if any, as of your Retirement Date.

(c)Your eligibility to participate in the Company-sponsored health plans (medical, dental, and vision) as an employee of the Company will end on May 31, 2018. Thereafter, you will be eligible to continue such coverages at your sole expense in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), subject to the terms, conditions and restrictions of the group medical, dental, and vision plans and COBRA. However, if you sign and do not revoke this Agreement, while your period of COBRA eligibility will commence on the first day of the month following your Retirement Date, you will remain eligible to participate in the Company’s medical (but not dental or vision) plan at active employee premium contribution rates until the end of the Severance Period as defined in Paragraph 2(a) below.

(d)Your eligibility to participate in all other Company-sponsored group benefits, including but not limited to group life, business travel, disability, and accidental death and dismemberment coverage, will terminate on the Retirement Date, unless the applicable plan document provides for a different result. However, if you sign and do not revoke this Agreement, you will remain eligible to participate in the Company’s group life insurance until the end of the Severance Period as defined in Paragraph 2(a) below.

(e)You will be eligible to receive an annual bonus under the Campbell Soup Company Annual Incentive Plan (the “AIP”) for fiscal year 2018, as determined in accordance with the terms of the AIP and this Agreement. The calculation of your annual bonus shall be based solely on the Company’s performance under the terms of the AIP for fiscal year 2018, and shall not be subject to pro-ration for the partial period of service through the Retirement Date. In the calculation of your award, the Company will utilize your target bonus opportunity of 150% of your base salary; provided, that the actual amount paid to you, if any, under the AIP for 2018 will be determined in the sole discretion of the Compensation and Organization Committee of the Company’s Board of Directors.

(f)As a result of your retirement after the age of fifty-five (55) with more than five (5) years of continuous service, your outstanding Stock Options, EPS Performance Restricted Stock Units and TSR Performance Restricted Stock Units are eligible for “Retirement” treatment, as described in your applicable award agreements, the 2015 Long-Term Incentive Plan and applicable Long-Term Incentive Plan brochure.

(g)You remain legally bound by and must comply with the terms, conditions, and restrictions of the Campbell Soup Company Non-Competition Agreement executed by you on April 11, 2003 (the “Non-Competition Agreement”). Notwithstanding the foregoing, your non-disclosure obligations in Section 1 of the Non-Competition Agreement shall not be applied to limit or interfere with your right, without notice to or authorization of the Company, to communicate and cooperate in good faith with a Government Agency for the purpose of (i) reporting a possible violation of any U.S. federal, state, or local law or regulation, (ii) participating in any investigation or proceeding that may be conducted or managed by any Government Agency, including by providing documents or other information, or (iii) filing a charge or complaint with a Government Agency. For purposes of this Agreement, “Government Agency” means the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other self-regulatory organization or any other federal, state, or local governmental agency or commission. The disclosures and actions protected in this Section 1(g) are referred to herein as “Protected Activities.” You understand that you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. You further understand that you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, you understand that if you file a lawsuit for retaliation by an employer for reporting a suspected violation of law, you may disclose a trade secret to your attorney and use the trade secret information in the court proceeding, provided you file any document containing the trade secret under seal and do not disclose the trade secret other than pursuant to court order. However, you are not authorized to make any disclosures as to which the Company may assert protections from disclosure under the attorney-client privilege or the attorney work product doctrine without prior written consent of the Company’s General Counsel or another authorized officer designated by the Company.

2.Severance Benefits. If you sign and do not revoke this Agreement, agreeing to be bound by the General Release in Paragraph 3 below and the other terms and conditions of this Agreement, within thirty (30) days following the Retirement Date, the Company will do the following:

(a) The Company will pay you one hundred four (104) weeks of severance pay at your current base salary ($1,152,000 annually), less withholding of all applicable federal, state, and local taxes. The severance payments will be paid to you in substantially equal installments in accordance with the Company’s regular payroll practices, with the first installment to be made on the first payroll date that follows the thirtieth (30th) day following your Retirement Date. For purposes of this Agreement, the period in which you receive severance payments pursuant to this Paragraph 2(a) shall be referred to as the “Severance Period.”

(b) While your COBRA eligibility period will commence on June 1, 2018, the Company will continue your medical (but not dental or vision) coverage until the end of the Severance Period as though you were actively employed by the Company at active employee premium contribution rates, and your portion of the monthly contributions will be deducted from the payments you receive following the Retirement Date. Notwithstanding the foregoing, during the Severance Period, the Company shall impute as taxable income to you an amount equal to the full actuarial cost of such coverage in excess of your contributions to the cost of such coverage, for each month during which such coverage is in effect for you and/or your eligible dependents but only if and to the extent such imputation is required for you to avoid being subject to tax under Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to any payment or reimbursement of expenses made to you or for you and/or any of your eligible dependents’ benefit under such plan. After the Severance Period, your continued participation in the Company’s group medical plan for the remainder, if any, of your COBRA eligibility period shall be at your sole expense.

(c) The Company will continue your group life insurance until the end of the Severance Period as though you were actively employed by the Company. After the Severance Period, your continued participation in the Company’s group life insurance shall terminate.

(d) Your eligibility to participate in the Company’s benefit plans and programs in accordance with Paragraphs 2(b) and (c) above shall cease when you become eligible for benefits coverage from a new employer. You must inform the Company when you become eligible for benefits from a new employer.

(e) If you violate any of the post-termination restrictions set forth in the Non-Competition Agreement, the Company, in its sole discretion, may cease making the payments and providing the benefits set forth in this Paragraph 2; however, the General Release in Paragraph 3 below shall remain in full force and effect. Prior to taking such action, the Company shall give you written notice and a reasonable opportunity to cure and if you cure such event, the Company shall not have the right to cease making such payments or providing such benefits. This shall be in addition to any other remedies which may be available to the Company under the Non-Competition Agreement.

3.General Release.

(a) In exchange for the Company’s Severance Benefits described in Paragraph 2, you release and forever discharge, to the maximum extent permitted by law, the Company and each of the other “Releasees” as defined below, from any and all claims, causes of action, complaints, lawsuits, or liabilities of any kind (collectively, “Claims”) as described below which you, your heirs, agents, administrators, or executors have or may have against the Company or any of the other Releasees.

(b) By agreeing to this General Release, you are waiving, to the maximum extent permitted by law, any and all Claims that you have or may have against the Company or any of the other Releasees arising out of or relating to your employment and/or the termination of your employment with the Company, including, but not limited to, the following: (i) any Claims for severance, benefits, bonuses, commissions, and/or other compensation of any kind; (ii) any Claims for reimbursement of expenses that are not submitted before the Retirement Date; (iii) any Claims for attorneys’ fees or costs; (iv) any Claims under the Employee Retirement Income Security Act (“ERISA”); (v) any Claims of discrimination and/or harassment based on age, sex, pregnancy, race, religion, color, creed, disability, handicap, medical condition, failure to accommodate, citizenship, national origin, ancestry, marital status, sexual orientation, gender identity or expression, or any other factor protected by federal, state, or local law (such as the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Equal Pay Act, the Genetic Information Non-discrimination Act, and any state or local non-discrimination law or ordinance, including the Diane B. Allen Equal Pay Act of New Jersey) and any Claims for retaliation under any of the foregoing laws; (vi) any Claims regarding leaves of absence including, but not limited to, any Claims under the Family and Medical Leave Act or similar state or local laws related to leaves; (vii) any Claims arising under the Uniformed Services Employment and Reemployment Rights Act (“USERRA”) or any state or local laws governing military leave; (viii) any Claims for wrongful discharge, violation of public policy, and breach of contract, implied contract, or the implied duty of good faith and fair dealing; (ix) any whistleblower or retaliation Claims; (x) any claims under the Worker Adjustment Retraining and Notification Act (“WARN”) or similar state or local laws; and/or (xi) any other statutory, regulatory, common law, or other Claims of any kind, including, but not limited to, Claims for libel, slander, fraud, promissory estoppel, equitable estoppel, invasion of privacy, misrepresentation, emotional distress, and pain and suffering.

(c) The term “Releasees” includes: the Company and any parent, subsidiary, related, or affiliated entities of the Company, and each of their past and present employees, officers, directors, attorneys, shareholders, partners, insurers, benefit plan fiduciaries and agents, and all of their respective successors and assigns.

4.Non-Released Claims. The General Release by you in Paragraph 3 above does not apply to:

(a) Any Claims for vested benefits under any Company qualified and/or non-qualified retirement, savings or other benefit plans in which you participate, for example, any claims under the Campbell Soup Company Retirement and Pension Plan, the Campbell Soup Company 401(k) Retirement Plan, the Supplemental Retirement Plan, the Mid-Career Hire Pension Plan and/or the Deferred Compensation Plan.

(b) Any Claims to require the Company to honor its commitments set forth in this Agreement or to interpret or determine the enforceability, scope, meaning, or effect of this Agreement;

(c) Any Claims arising after you have signed this Agreement; and

(d) Any Claims for workers’ compensation benefits, any Claims for unemployment compensation benefits, and any other Claims that cannot be waived by a General Release.

(e) Your right to be indemnified for third-party claims pursuant to the Company’s bylaws or applicable law (including advancement of expenses) and/or to be covered under any applicable directors’ and officers’ liability insurance policies.

5.Retained Rights. As noted above, you retain certain important rights under this Agreement. Regardless of whether or not you sign this Agreement, nothing in this Agreement is intended to or shall be interpreted to restrict or otherwise interfere with: (i) your obligation to testify truthfully in any forum; (ii) your right and/or obligation to contact, cooperate with, or provide information to - or testify or otherwise participate in any action, investigation, or proceeding of - any federal, state, or local government agency or commission (including, but not limited to, the EEOC or the SEC); or (iii) your right to disclose any information or produce any documents as is required by law or legal process. Further, the General Release in Paragraph 3 does not prevent you from contacting or filing a charge with any federal, state, or local government agency or commission (including, but not limited to, the EEOC or the SEC).

6.Prior Acts. It is acknowledged, understood and agreed by you that should Campbell discover that you have engaged in any unethical, dishonest or fraudulent act which harms, or has harmed the Company (or any affiliated corporate entity), the Company reserves the right, in its sole discretion, to terminate or suspend all payments or benefits remaining to be paid by the Company under Paragraph 2 of this Agreement; however, the General Release in Paragraph 3 above shall remain in full force and effect. In addition, the Company may seek all other remedies and relief allowed by law, including but not limited to the return of any payments made under this Agreement. You also acknowledge that you remain subject to the Company’s Incentive Compensation Clawback Policy in all respects, including with respect to incentive compensation referred to in this Agreement.

7.Confidential Information.

(a) Duty to Retain as Confidential. You acknowledge and agree that, in the course of your employment with the Company, you may have created and/or acquired confidential and/or proprietary information relating to the business of the Company and/or any parent, subsidiary, related, or affiliated company which is not known by or generally accessible to the public. You expressly agree that you will keep secret and safeguard all such information, and will not, at any time, in any form or manner, directly or indirectly, divulge, disclose, or communicate to any person, firm, corporation, or other entity any such information without the direct written authority of the Company. More specifically, this Agreement incorporates by reference all of the provisions of the Non-Competition Agreement. Because of the importance of this provision to the successful conduct of the Company and its good will, you agree that if you use or disclose, or threaten to use or disclose, confidential and/or proprietary information in violation of this Agreement, the Company will have available, in addition to any other right or remedy available, the right to obtain injunctive and equitable relief of any type from a court of competent jurisdiction, including but not limited to restraining such breach or threatened breach. Notwithstanding the foregoing, you shall be permitted to disclose confidential and/or proprietary information (i) to the extent required by law or by any court or governmental or regulatory body or agency, or (ii) in connection with any Claim to enforce, interpret or determine the scope, meaning or effect of this Agreement.

(b) Duty to Notify. In the event you receive a request or demand, orally, in writing, electronically, or otherwise, for the disclosure or production of confidential and/or proprietary information which you created or acquired in the course of your employment, unless prohibited by law or regulation, you must notify immediately the Company’s Chief Legal Officer, by calling him/her at the following phone number: XXXXXXXXXX. Regardless of whether you are successful in reaching him/her by telephone, unless prohibited by law or regulation, you also must notify him/her immediately in writing, via certified mail, at the following address: Chief Legal Officer, Campbell Soup Company, 1 Campbell Place, Camden, NJ 08103-1799. A copy of the request or demand shall be included with the written notification. You shall wait a minimum of ten (10) days (or the maximum time permitted by such legal process, if less) after sending the letter before making a disclosure or production to give the Company time to seek to prohibit and/or restrict the production and/or disclosure and/or to obtain a protective order with regard thereto.

(c) Company Property and Documents. Regardless of whether you sign this Agreement, and as a condition of receiving the Severance Benefits set forth in Paragraph 2 above, you must return, retaining no copies, all Company property (including, but not limited to, office, desk, or file cabinet keys, Company identification/pass cards, Company-provided credit cards, and Company equipment, such as computers, tablets, and mobile phones) and all Company documents (including, but not limited to, all hard copy, electronic and other files, forms, lists, charts, photographs, correspondence, computer records, programs, notes, memos, disks, DVDs, etc.). Notwithstanding anything to the contrary herein or otherwise (including the Non-Competition Agreement), you shall be permitted to retain information (including copies of plans and agreements) relating to your compensation and/or reimbursement of business expenses and/or your contact lists.

8.Confidentiality of this Agreement. Unless and until the Company publicly discloses this Agreement, you agree that, at all times, the existence, terms, and conditions of this Agreement will be kept secret and confidential and will not be disclosed voluntarily to any third party, except: (i) to your spouse, domestic partner or civil union partner; (ii) to the extent required by law; (iii) in connection with any Claim to enforce, interpret, or determine the scope, meaning, enforceability, or effect of the Agreement; (iv) to obtain confidential legal, tax, or financial advice with respect thereto; (v) in connection with any of your Retained Rights as set forth in Paragraph 5 above; or (vi) to any prospective employer but only with respect to the restrictions, if any, on your activities (which permission shall also extend to the Non-Competition Agreement). However, you may reference this provision to explain your non-disclosure of this Agreement.
9.Non-Disparagement. You agree that you will not make any negative comments or disparaging remarks, in writing, orally, or electronically, about the Company or any past or present director, officer or employee of the Company or its subsidiaries or affiliates. This restriction is subject to and limited by your Retained Rights in Paragraph 5 above. The Company shall instruct the members of the Board of Directors of the Company and Campbell’s Executive Officers not to make any negative comments or disparaging remarks, in writing, orally, or electronically, about you. However, nothing in this Agreement is intended or shall be interpreted to restrict any party’s right or obligation (i) to testify truthfully in any forum; (ii) for you, to make truthful statements in connection with any cooperation provided by you under Paragraph 18 below; or (iii) to make any truthful statement in connection with any Claim to enforce, interpret or determine the scope, meaning or effect of this Agreement.

10.References. You agree that you will direct any and all prospective employers seeking a reference to contact only persons employed in the Company’s Human Resources Department. The Human Resources Department shall provide a neutral reference only (dates of employment and title of last position held).

11.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

12.Statement of Non-Admission. Nothing in this Agreement is intended as or shall be construed as an admission or concession of liability or wrongdoing by the Company or any other Releasee as defined above, or by you. Rather, the proposed Agreement is being offered for the sole purpose of settling cooperatively and amicably any and all possible disputes between the parties.

13.Interpretation of Agreement. Nothing in this Agreement is intended to violate any law or shall be interpreted to violate any law. If any part of this Agreement or the application thereof is construed to be overbroad and/or unenforceable, then the court making such determination shall have the authority to narrow the part as necessary to make it enforceable and the part(s) shall then be enforceable in its/their narrowed form. Moreover, each paragraph, part, or subpart of each paragraph in this Agreement is independent of and severable (separate) from each other. In the event that any part of this Agreement shall be found to be unenforceable or invalid by a court and is not modified by a court to be enforceable, the remaining provisions shall not be affected and shall continue to be binding.

14.Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes any and all prior representations, agreements, written or oral, expressed or implied, except for the Non-Competition Agreement referenced in Paragraph 1(e) above which survives the termination of your employment and is incorporated herein by reference. This Agreement may not be modified or amended other than by an agreement in writing signed by an officer of the Company and you.

15.Representations. You agree and represent that: (a) you have read carefully the terms of this Agreement, including the General Release; (b) you have had an opportunity to and have been encouraged to review this Agreement, including the General Release, with an attorney; (c) you understand the meaning and effect of the terms of this Agreement, including the General Release; (d) you were given twenty-one (21) days to determine whether you wished to sign this Agreement; (e) your decision to sign this Agreement, including the General Release, is of your own free and voluntary act without compulsion of any kind; (f) no promise or inducement not expressed in this Agreement has been made to you; (g) you understand that you are waiving your Claims as set forth in Paragraph 3 above, including, but not limited to, any Claims for age discrimination under the Age Discrimination in Employment Act; and (h) you have adequate information to make a knowing and voluntary waiver of any and all Claims as set forth in Paragraph 3 above.

16.Revocation Period. If you sign this Agreement, you will retain the right to revoke it for seven (7) days. This Agreement is not effective or enforceable until after the Revocation Period has expired without your having revoked it. To revoke this Agreement, you must send a certified letter to my attention at the following address: 1 Campbell Place, Camden, NJ 08103. The letter must be post‑marked within seven (7) days of your execution of this Agreement. If the seventh day is a Sunday or federal holiday, then the letter must be post-marked on the following business day. If you revoke this Agreement on a timely basis, you are indicating that you do not want to be legally bound by this Agreement and, as a result, you shall not be eligible for the Severance Benefits set forth in Paragraph 2.

17.Cooperation. Taking into account your business and personal commitments and provided such cooperation is not adverse to your legal interests, you agree to reasonably cooperate, in a timely and good faith manner, subsequent to the Retirement Date, with all reasonable requests for assistance made by the Company, relating directly or indirectly to all investigations, legal claims or any regulatory matter with respect to any matter which occurred during the course of your employment with the Company, with which you were involved prior to the termination of your employment, or with which you became aware of during the course of your employment. Upon the submission of proper documentation, the Company will reimburse you for all reasonable expenses you incur as a result of such requests for assistance, if any.

18.Legal Fees. The Company will reimburse your reasonable legal fees incurred in connection with entering into this Agreement, up to a maximum of $30,000, subject to submission and review of detailed invoices within thirty (30) days following the Retirement Date.

19.Offer Expiration Date. In order for you to receive the Severance Benefits set forth in Paragraph 2 above, there is an important deadline you must meet. As noted above, you have twenty-one (21) days to decide whether you wish to sign this Agreement. If you wish, you can (but are not required to) sign the Agreement before the twenty-one (21) day period has expired. However, if you do not sign this Agreement by June 8, 2018, then this offer is withdrawn and you will not be eligible for the Severance Benefits set forth in Paragraph 2 above.

20.Indemnification/D&O Insurance Coverage. The Company confirms that you are covered under the indemnification provisions of the Company’s by-laws and you shall be covered for acts or omissions occurring during your employment under the Company’s directors’ and officers’ insurance policies to the same extent you would have been covered if you had continued to be employed.
* * *
If you agree with the all of the terms of this Agreement, please sign below, indicating that you understand, agree with and intend to be legally bound by this Agreement, including the General Release, and return the signed Agreement to me.
We wish you the best in the future.
[SIGNATURE PAGES IMMEDIATELY FOLLOW]

Sincerely,
Campbell Soup Company

/s/ Anthony P. DiSilvestro
Anthony P. DiSilvestro
Senior Vice President and Chief Financial Officer

UNDERSTOOD AND AGREED, INTENDING TO BE LEGALLY BOUND:

/s/ Denise M. Morrison	May 18, 2018
Denise M. Morrison	Date